Exhibit 99.1

AngloGold Ashanti Holdings plc Announces

its Intention to Commence a Cash Tender Offer for Any and All of the 3.50% Guaranteed Convertible Bonds Due 2014 of

AngloGold Ashanti Holdings Finance plc

Contact:
Tracy Garrett
+44 1624 697 280

Douglas, Isle of Man — July 24, 2013 — AngloGold Ashanti Holdings plc (the “Company”) today announced its intention to commence a cash tender offer to purchase any and all of the outstanding 3.50% Guaranteed Convertible Bonds Due 2014 (CUSIP/ISIN Nos. 03512QAA5/US03512QAA58 and G03791AA1/ XS0430548056) (the “Bonds”) of AngloGold Ashanti Holdings Finance plc at a purchase price of $1,015 for each $1,000 principal amount of Bonds validly tendered.  In addition, holders will receive, in respect of their Bonds that are accepted for purchase, accrued and unpaid interest on such Bonds up to, but excluding, the settlement date of the tender offer.  Completion of the tender offer will be conditioned upon, among other things, the completion of one or more financing transactions, including the Company’s separately announced offering of notes, that result in net proceeds to the Company in an amount that is no less than the amount required to purchase all of the Bonds tendered pursuant to the tender offer on terms reasonably satisfactory to the Company. The tender offer will not be subject to any minimum tender condition.

Title of Security	ISIN	CUSIP	Principal Amount Outstanding		Purchase Price(1)
3.50% Guaranteed Convertible Bonds due 2014	US03512QAA58/ XS0430548056	03512QAA5/ G03791AA1	U.S.$	732,500,000	U.S.$	1,015

(1) Per U.S.$1,000 in principal amount of Bonds accepted for purchase.

As of July 24, 2013, there was $732,500,000 aggregate principal amount of Bonds outstanding.  The tender offer will be subject to the terms and conditions described in the offer to purchase and other related documents that will be distributed to holders and filed with the Securities and Exchange Commission.

This announcement is for information purposes only and shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities nor an offer to sell or solicitation of an offer to purchase new securities.  The tender offer may be made only pursuant to the terms and conditions of the offer to purchase and the other related materials.  A tender offer statement on Schedule TO, including the offer to purchase, describing the tender offer will be filed with the Securities and Exchange Commission.  Holders of the Bonds must read the Schedule TO and its exhibits (including the offer to purchase) carefully before making any decision with respect to the tender offer because it contains important information.  The Schedule TO, the offer to purchase and other related materials will be available free of charge at the website of the Securities and Exchange Commission at www.sec.gov.  In addition, the Company will provide copies of the Schedule TO and related Offer materials upon request free of charge to holders of the Bonds.

Forward Looking Statements

Certain statements contained in this news release, other than statements of historical fact, including, without limitation, those concerning the economic outlook for the gold mining industry, expectations regarding gold prices, production, cash costs and other operating results, return on equity, productivity improvements, growth prospects and outlook of the Company and its affiliates’ operations, individually or in the aggregate, including the achievement of project milestones, the completion and commencement of commercial operations of certain of the Company and its affiliates’ exploration and production projects and the completion of acquisitions and dispositions, the Company and its affiliates’ liquidity and capital resources, the results of financing transactions and capital expenditures and the outcome and consequence of any potential or pending litigation or regulatory proceedings or environmental issues, are forward-looking statements regarding the Company and its affiliates’ operations, economic performance and financial condition.

These forward-looking statements or forecasts involve known and unknown risks, uncertainties and other factors that may cause the Company and its affiliates’ actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements. Although the Company and its affiliates believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results and forecasts could differ materially from those set out in the forward-looking statements as a result of among other factors, changes in economic, social and political and market conditions, success of business and operating initiative, changes in the regulatory environment and other government actions, including environmental approval, fluctuations in gold prices and exchange rates, the outcome of pending or future litigation proceedings and business and operational risk management and other factors as determined in “Risk factors” in the Company’s Preliminary Prospectus Supplement filed with the SEC on July 15, 2013.  These factors are not necessarily all of the important factors that could cause the Company or its affiliates’ actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Consequently, readers are cautioned not to place undue reliance on forward-looking statements.

Neither the Company nor any of its affiliates undertake any obligation to update publicly or release any revisions to these forward-looking statements to events or circumstances after the date of the offer to purchase or to reflect the occurrence of unanticipated events, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to the Company or its affiliates or any person acting on its behalf are qualified by the cautionary statements herein.